Exhibit 23

Consent of the Independant Registered Certified Public Accounting Firm

We hereby consent to the incorporation of our audit report dated March 12, 2010 with respect to the consolidated balance sheets of BioSpecifics Technologies Corp. as of December 31, 2009 and 2008, and the related statements of income, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 2009, and our report dated March 12, 2010 with respect to internal control over financial reporting as of December 31, 2009, in Form 10-K for the year ended December 31, 2009 for BioSpecifics Technologies Corp.

/s/ Tabriztchi & Co., CPA, P.C.
Tabriztchi & Co., CPA, P.C.
Garden City, NY
March 12, 2010

7 Twelfth Street Garden City, NY 11530 • Tel: 516-746-4200 • Fax: 516-746-7900
Email: Info@tabrizcpa.com • www.tabrizcpa.com